                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 1, 2000

                       INVERNESS MEDICAL TECHNOLOGY, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                      0-20871                  04-3164127
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(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)       (IRS EMPLOYER
     OF INCORPORATION)                                      IDENTIFICATION NO.)

                200 PROSPECT STREET, WALTHAM, MASSACHUSETTS 02453
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               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (781) 647-3900
              ----------------------------------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

         Certain matters discussed in this Current Report on Form 8-K contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may materially differ due to numerous factors, including without limitation, the competitive environment for the glucose monitoring market, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability of the Registrant to successfully commercialize products and the risks and uncertainties described in the Registrant's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation those risks and uncertainties described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors Affecting Future Results" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the Securities and Exchange Commission.

ITEM 5.  OTHER EVENTS.

         (a) Set forth below is a description of the Registrant's "Business" as previously included in Amendment No. 1 to the Registration Statement on Form S-3 (#333-48510) filed with the Securities and Exchange Commission on November 21, 2000 (the "Registration Statement"), pursuant to which the Registrant and certain stockholders offered shares of the Registrant's common stock, which Registration Statement included updates to the Business section as it was originally filed in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999:

                                    BUSINESS

OVERVIEW

    We develop, manufacture and market innovative products focused primarily on diabetes self-management. Our principal products are advanced electrochemical blood glucose monitoring systems that are used by people with diabetes to determine their glucose levels in order to manage their disease. Our systems are accurate, small, fast and easy to use. They utilize our proprietary biosensor test strips, which quickly draw blood into the strip, require only a small sample and provide users with the option of sampling from the forearm, thus avoiding the need for finger sticking. We believe that the increased convenience and comfort offered by our systems will encourage more frequent blood glucose testing, an essential element of effective diabetes self-management. Our systems focus on the more than $3 billion worldwide blood glucose monitoring market. We introduced our first generation electrochemical system in early 1998 and have shipped over 1.4 million meters. Meter shipments for this system more than doubled in the nine months ended September 30, 2000 as compared to the same period in 1999. We believe that meter placements form the base for future sales of our electrochemical test strips, thus providing us with a source of recurring revenue. Our net sales of diabetes products were $80.0 million during the first three quarters of 2000, an increase of approximately 64% from the first three quarters of 1999.

    We recently received FDA clearance for our second generation electrochemical system, which we expect to begin shipping in the fourth quarter of 2000. This system utilizes our latest proprietary test strip with a reduced blood sample requirement of just one microliter, and features the fastest test time of any commercially available system at five seconds, providing enhanced convenience and comfort. We use our diabetes expertise to design and manufacture low cost alternative test strips for use in leading brand glucose meters made by other manufacturers. We also market a full family of ancillary diabetes supplies such as syringes, lancets, glucose tablets, and specialty skin creams. In addition to our diabetes products, we sell women's health products, including home pregnancy detection tests, ovulation prediction tests and a line of nutritional supplements.

    We seek to maximize market penetration of our products through strategic partnerships and through our wholesale and retail distribution networks. We have a global distribution agreement with LifeScan, a subsidiary of Johnson & Johnson, under which we develop and manufacture, and LifeScan markets, our electrochemical blood glucose monitoring systems. Our first and second generation electrochemical systems are being marketed by LifeScan as the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- and ONE TOUCH-Registered Trademark- Ultra. LifeScan is a leader in the worldwide blood glucose monitoring market. LifeScan leads the North American blood glucose monitoring market with a 38% market share. We believe that currently, approximately 85% of LifeScan's strip sales are based on photometric technology and 15% are electrochemical. By contrast, electrochemical systems now account for 60% of the total world market for blood glucose monitoring systems, rising from 33% five years ago. LifeScan has recently announced a shift in its marketing focus to electrochemical blood glucose monitors from its historical marketing efforts focused on photometric monitors. ONE
TOUCH-Registered Trademark- FastTAKE-Registered Trademark- electrochemical test strips, which we supply to LifeScan, accounted for 5% of the strips sold in drugstores throughout the United States during the six months ended June 2000. Accordingly, we believe that our systems, which are the only electrochemical systems offered by LifeScan, are well positioned to capture an increasing market share. In addition, our agreement with LifeScan contemplates that we will develop and manufacture, and LifeScan will market, additional electrochemical blood glucose monitoring systems.

    Our objective is to become the leading provider of innovative products that provide a fully integrated and comprehensive approach to the self-management of diabetes. Consistent with this objective, we continue to focus on the development of pain-free, non-disruptive, continuous blood glucose monitoring systems and other complementary diabetes self-management products. For example, we signed a definitive agreement, in October 2000, to purchase Integ Incorporated, a company with proprietary interstitial fluid sampling technology. We believe that this acquisition will supplement and accelerate our existing efforts to develop glucose monitoring systems that do not require blood samples. More recently, we entered into a development and license agreement with Debiotech, S.A. pursuant to which Debiotech will develop an externally-worn insulin pump using its patented Micro Electro-Mechanical Systems technology.

INDUSTRY OVERVIEW

    OVERVIEW OF DIABETES

    Diabetes is a chronic, life-threatening disease, for which there is no known cure. Diabetes is not a single disease, but a cluster of disorders that share certain common features, the most characteristic of which is elevated blood sugar levels. Under normal conditions, the body responds to an increase in blood glucose by releasing the hormone insulin. Insulin stimulates the storage and metabolism of glucose, helping to return glucose levels toward normal. The two most common forms of the disease are referred to simply as Type 1 and Type 2 diabetes.

    Type 1 diabetes is an auto-immune disease in which the body does not produce insulin. As a result, individuals with Type 1 diabetes require daily injections of insulin to survive. Type 1 diabetes usually begins in childhood or early adulthood, and thus was formerly called juvenile-onset diabetes, but recent research has shown that it can occur at any age. Over 13,000 new cases of Type 1 diabetes are diagnosed each year in the U.S. in children and young adults under age 20. Type 1 accounts for 5% to 10% of diabetes worldwide.

    Type 2 diabetes is a metabolic disorder resulting from the body's inability to make enough insulin or properly use insulin. Type 2 accounts for 90% to 95% of diabetes, and is increasing at an alarming rate worldwide, approaching epidemic proportions. This form of the disease is due in part to increasing longevity, increasing obesity, a more sedentary lifestyle, and increased levels of diagnosis. The form of the disease was thought to begin after the age of 40 and was formerly called adult-onset diabetes, but is now increasingly common even in childhood, especially in minority populations.

    There are also many other forms of diabetes. Gestational diabetes mellitus occurs in 2% to 5% of pregnant women, mainly as a result of resistance to the action of insulin created by the hormones produced during pregnancy. Up to 50% of these women will develop Type 2 diabetes later in life. In addition, diabetes can develop as part of the pattern created by other hormonal diseases, specific genetic defects, or as a secondary effect of various stresses, including infection, surgery, or drugs.

    All of these different types of diabetes can produce similar dire consequences including blindness, kidney failure, changes in the ability of the nerves to function normally, heart attacks, strokes, peripheral vascular insufficiency, and even periodontal disease and tooth loss.

    In the United States, diabetes currently affects between 6% and 7% of the population or about 16 million people, and the annual cost of treatment is $44 billion. Of those affected, one-third do not even know they have the disease. The number of individuals diagnosed with diabetes continues to grow by nearly 800,000 persons per year in the United States and will reach 23 million in just 10 years. According to the Centers for Disease Control, the percentage of the population found to have diabetes jumped 33% nationally to 6.5% between 1990 and 1998. This percentage increased 70% amongst people in their 30's.

    IMPORTANCE OF GLUCOSE MONITORING

    Every person's glucose level varies during the course of a day depending upon factors such as diet, insulin availability, exercise, stress and illness. Normal blood glucose levels fluctuate between 80 and 120 milligrams per deciliter, or mg/dL. For people with diabetes, these levels can fluctuate dramatically from less than 20 mg/dL to more than 1,000 mg/dL. To successfully manage glucose levels within the normal range, a person with diabetes must first measure his or her glucose level and then manage this level by adjusting insulin intake, oral medication, diet and exercise.

    Today, the availability of compact, easy-to-use monitoring systems that provide fast and accurate blood glucose measurements give people with diabetes a tool to manage the disease more effectively, improve their quality of life, and minimize the risk of long-term complications. The blood glucose monitoring market, consisting of both glucose meters and test strips, is estimated to be more than $3 billion worldwide and is expected to grow to more than $5 billion by 2005.

    The landmark multi-year study, Diabetes Control and Complications Trial, or DCCT, sponsored by the National Institutes of Health showed that the onset or progression of eye, kidney and nerve disease in people with Type 1 diabetes can be slowed by intensive therapy to maintain blood glucose levels as close to normal as possible. Studies in the United Kingdom and Japan found similar results in people with Type 2 diabetes. These studies indicate that control of blood glucose is the first step towards reducing diabetes-related complications. The American Diabetes Association, or the ADA, recommends that people with diabetes test their blood glucose as frequently as four times per day.

    LIMITATIONS OF EXISTING GLUCOSE MONITORING PRODUCTS

    Despite the proven benefits of frequent monitoring and intensive management of glucose levels, a significant number of people with diabetes fail to test at the recommended frequency, or at all. We believe that people with diabetes test, on average, slightly more than once per day, compared to the recommended four tests per day. We believe this under-testing is due to the limitations of existing products including:

    - DISRUPTION OF LIFESTYLE. The process of measuring glucose levels causes significant disruption to the daily lifestyle of people with diabetes. To obtain a sample, users are generally required to stick one of their fingertips with a lancing device, which typically consists of a spring-loaded needle that penetrates a measured distance into the finger. Users must then draw a sample of blood from the finger, which often requires squeezing of the fingertips and may require another finger stick if a sufficient volume of blood is not obtained the first time. After drawing a blood sample, users generally are required to apply the blood sample on a disposable test strip. Blood glucose meters typically take between 20 and 40 seconds to display the test result. In addition, the need to obtain a large sample of blood from the user's fingertips is inconvenient and causes discomfort. The length of time required to conduct the test and the complexity of existing glucose systems discourage users from frequent testing resulting in poor compliance.

    - PERCEIVED PAIN AND SORE FINGERTIPS. Although fingertips provide a good site to obtain a blood sample, they also contain many specialized sensory nerve endings that experience pain from both the lancing and the manipulation of the finger. Most of the blood glucose meters require users to draw a sample size of between 2 and 10 microliters to accurately measure blood glucose levels. The larger the blood sample required, the more likely a user will require wider or deeper lancing in order to successfully draw the sample, leading to more contact with sensitive nerve endings and resulting in increased pain. Drawing a large enough sample of blood may require squeezing the fingertips and cause incremental discomfort. The level of pain and discomfort is compounded by the fact that fingertips offer limited surface area, and therefore, tests are often conducted in areas that are sore from repeated daily tests. Users may also suffer pain or discomfort after the test is complete when the wound caused by the lancing device is touched or disturbed during normal daily activities. Additionally, many frequent testers develop calluses on their fingertips that cause a loss of sensation, are unattractive and make subsequent testing more difficult.

    We believe that blood glucose monitoring systems that provide increased convenience and comfort will lead to significant growth in the frequency of daily testing and will capture an increased share of the growing blood glucose monitoring market.

    OTHER SELF-TEST MARKETS

    The market for women's health self-test products is comprised mostly of home pregnancy detection tests, which represent 90% of the market, and ovulation prediction tests, which represent 10% of the market.

    There are numerous pregnancy self-tests on the market, which are typically urine-based tests and provide results in less than five minutes. Pregnancy self-tests are sensitive enough to indicate pregnancy within one or two days of a missed menstrual period. Determinations of fertility are generally made using ovulation prediction tests, most notably those based on the luteinizing hormone. Approximately 15% of couples in the United States experience fertility problems. We believe that increased awareness of the incidence of infertility, as well as a desire on the part of couples to plan conception with more certainty, has led to increasing demand for ovulation prediction tests. Ovulation prediction urine-based tests are generally easy to use and are becoming widely accepted by professional fertility care providers and the general public.

OUR STRATEGY

    Our objective is to be the leading provider of innovative diabetes self-management products that provide a fully-integrated and comprehensive approach to self-management of diabetes. The key elements of our strategy for achieving this goal are to:

    CONTINUE TO DEVELOP SUPERIOR BLOOD GLUCOSE MONITORING PRODUCTS. We will continue to focus our research and development efforts to expand our expertise in diabetes management. These efforts enable us to improve upon our existing monitoring systems which will result in increased convenience and comfort. Since early 1998, we have introduced two generations of electrochemical systems that are accurate, small, fast and easy to use. Both of these systems utilize our proprietary test strips that provide users with the option of alternate site, off-finger testing. We plan to continue to introduce new products as we strive to achieve our goal of introducing pain-free, non-disruptive, continuous glucose monitoring systems.

    MAXIMIZE MARKET PENETRATION OF OUR PRODUCTS THROUGH STRATEGIC PARTNERSHIPS AND THROUGH OUR WHOLESALE AND RETAIL DISTRIBUTION NETWORKS. We intend to build upon our worldwide distribution relationship with LifeScan, in order to increase our existing 5% share of the United States blood glucose test strip market, and to gain significant market share in other countries. LifeScan presently has 38% of the blood glucose test strip market in North America. Currently, 85% of the test strips sold by LifeScan are photometric based and 15% are electrochemical. Recently, LifeScan announced a shift in its marketing focus to electrochemical blood glucose monitors from its historical marketing efforts based on photometric monitors. We are currently the sole supplier of electrochemical systems to LifeScan. We believe that the combination of our superior systems and LifeScan's well-established "ONE TOUCH-Registered Trademark-" brand name, promoted and sold by its 1,000 person global sales force, combined with its worldwide distribution capabilities, provides a significant opportunity to increase our market penetration. In addition, we market our low-cost alternative blood glucose test strips for use in leading brand meters made by other manufacturers through other strategic relationships with companies such as Menarini Industrie Farmaceutical Riunite S.R.L. of Florence, Italy, B. Braun Melsungen AG of Germany and Azupharma GmbH & Co., a unit of Novartis. Our other products are sold primarily through our own wholesale and retail distribution networks.

    DEVELOP OR ACQUIRE A COMPREHENSIVE AND INTEGRATED ARRAY OF PRODUCTS FOR DIABETES SELF-MANAGEMENT. We believe that we are well positioned to draw on our industry knowledge, technical capabilities and market position to develop additional innovative tools that people with diabetes can use to more effectively manage their disease. We recently agreed to acquire Integ, which has developed a proprietary sampling technology to extract interstitial fluid from the top layers of the skin. In addition, we recently entered into a development and license agreement with Debiotech, S.A. pursuant to which Debiotech will develop an externally-worn insulin pump using Debiotech's patented Micro Electro-Mechanical Systems technology. Through these and other selected acquisitions and strategic partnerships, as well as our own ongoing research and development efforts, we intend to develop and introduce products which will offer people with diabetes and their health care professionals a comprehensive and integrated approach to management of the disease and generate recurring revenues for us.

    CONTINUE TO MANUFACTURE HIGH-QUALITY PRODUCTS IN MASS VOLUMES AT LOW
COST. One of the most significant contributors to our growth has been and will continue to be the build-up of manufacturing capacity for our proprietary electrochemical blood glucose test strips. We have fully internalized this aspect of our business by establishing and growing our high-quality, low-cost and large-volume strip manufacturing capabilities at our Inverness, Scotland facility. Currently, we have identified, and will continue to seek, those portions of our operations that are outside of this core competency and will continue to outsource those portions when appropriate.

OUR PRODUCTS

    Our products consist of self-diagnostic tests which target diabetes management and women's health, as well as nutritional supplements which are targeted primarily to women.

    DIABETES MANAGEMENT PRODUCTS

    We develop, manufacture and market electrochemical blood glucose monitoring systems, which include meters and associated test strips. The following chart compares some of the characteristics of our first generation system, the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark-, relative to other widely available electrochemical blood glucose monitoring systems being sold today:

              COMPANY                        LIFESCAN, INC.                 ROCHE DIAGNOSTICS
       CHARACTERISTIC/SYSTEM                      ONE                Accu-Check-Registered Trademark-
                                      TOUCH-Registered Trademark-    Advantage-Registered Trademark-
                                     FastTAKE-Registered Trademark-
      Alternate site testing                      Yes                               No
           (off-finger)
            Sample size                                                         4 (Comfort
           (microliters)                          1.5                        Curve-TM- Strip)
                                                                                    9
                                                                     (Advantage-Registered Trademark-
                                                                                  Strip)
        Test time (seconds)                        15                               40

              COMPANY                        BAYER DIAGNOSTICS                 BAYER DIAGNOSTICS
                                     Glucometer-Registered Trademark-
       CHARACTERISTIC/SYSTEM         Elite-Registered Trademark-/Elite  Glucometer-Registered Trademark-
                                         XL-Registered Trademark-          DEX-Registered Trademark-
      Alternate site testing                        No                                 No
           (off-finger)
            Sample size
           (microliters)                            2/2                               3-4
        Test time (seconds)                        30/30                               30

              COMPANY                         MEDISENSE
       CHARACTERISTIC/SYSTEM                  Precision
                                     Q.I.D.-Registered Trademark-
      Alternate site testing                      No
           (off-finger)
            Sample size
           (microliters)                         3.5
        Test time (seconds)                       20

    Our recently introduced second generation system, marketed by LifeScan as the ONE TOUCH-Registered Trademark- Ultra, improves upon some of ONE TOUCH-Registered Trademark- FastTAKE-REGISTERED TRADEMARK-'S industry leading characteristics by offering even smaller sample sizes (one microliter) and quicker test results (five seconds). In addition, ONE
TOUCH-Registered Trademark- Ultra, like ONE TOUCH-Registered Trademark-FastTAKE-Registered Trademark-, provides alternate site, off-finger testing.

    Both the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- and ONE TOUCH-Registered Trademark- Ultra systems consist of an electrochemical meter, with a large, easy to read visual display, and associated biosensor test strips. To operate these systems, the strip is inserted into the meter, which automatically activates in a standby mode. The user then applies a small blood sample to the end of the test strip, which automatically initiates the test and displays results. Both systems feature internal memory and data downloading capabilities to provide people with diabetes information to more effectively manage their disease, either individually or with their health care professionals. The ONE
TOUCH-Registered Trademark- FastTAKE-Registered Trademark- system has accounted for the majority of our recent growth, and we expect the ONE
TOUCH-Registered Trademark- Ultra system will further enhance this growth.

    We also produce and sell low-cost alternative blood glucose test strips for use in other leading brand meters, such as our Excel-Registered Trademark- G strips for use in the Bayer Glucometer-Registered Trademark-
Elite-Registered Trademark-. We distribute these low-cost alternative strips in the United States and Europe. In addition, we distribute a comprehensive line of ancillary diabetes care products, including lancets, glucose tablets, syringes and specialty skin creams in the United States. Many of these products are sold under store brand labels of retail drug store chains and mass merchandisers.

    WOMEN'S HEALTH PRODUCTS

    We market a variety of women's health products including pregnancy detection and ovulation prediction tests, as well as nutritional supplement products, most of which are marketed primarily to women.

    Our pregnancy detection tests enable women to detect pregnancy at home through urine sampling. These tests display visual results in approximately three minutes. Substantially all of our pregnancy detection tests are manufactured at our Galway, Ireland facility and are generally sold over-the-counter by drug store chains and mass merchandisers under their own store brand label, and increasingly we also market these products under our own brand.

    Our ovulation prediction tests, marketed as the Early Ovulation Predictor under our brand name and under various store brand labels of retail drug chains and mass merchandisers, are used by women to test for ovulation in their own home as an aid to family planning and provide 24 to 48 hour notice of when ovulation is likely to occur. Our tests are easy-to-use and provide clinically accurate results in approximately three minutes. Substantially all of our ovulation prediction tests are manufactured at our Galway facility.

    We market a line of nutritional supplements through retail drug store chains and mass merchandisers. Our nutritional supplement product line includes SoyCare-TM-, Stresstabs-Registered Trademark-,
Ferro-Sequels-Registered Trademark- and Posture-Registered Trademark-.

MARKETING AND SALES

    ELECTROCHEMICAL BLOOD GLUCOSE MONITORING SYSTEMS

    All of our electrochemical blood glucose monitoring systems are marketed, sold and distributed by LifeScan under our worldwide distribution agreement. We established our relationship with LifeScan in 1995 and introduced our first generation system in early 1998. LifeScan primarily markets, sells and distributes our systems in North America and Europe and is expanding into additional international markets, including Japan. LifeScan presently maintains a global sales force of approximately 1,000 professionals who are focused entirely on marketing their ONE TOUCH-Registered Trademark- family of blood glucose monitoring systems, including ONE TOUCH-Registered Trademark-FastTAKE-Registered Trademark- and ONE TOUCH-Registered Trademark- Ultra. LifeScan has recently announced that it has shifted the primary focus of its sales and marketing efforts to electrochemical based systems as part of its broader strategy to increase market share. We are currently the sole supplier of such systems to LifeScan.

    LOW COST ALTERNATIVE BLOOD GLUCOSE TEST STRIPS FOR USE IN LEADING BRAND METERS MADE BY OTHER MANUFACTURERS

    We market and sell Excel-Registered Trademark- G, our low-cost alternative test strip, for use in Bayer's Glucometer-Registered Trademark-
Elite-Registered Trademark- in the United States through our own wholesale and retail distribution networks. In Europe, we market Excel-Registered Trademark- G through a strategic partnership with Azupharma, a unit of Novartis. We also utilize other strategic partnerships to market and sell additional alternative test strips in Europe. We believe that these strategic partnerships allow us to leverage the brand name, marketing and distribution strength of our partners in their respective geographic area in order to enhance market penetration. For example, we have a strategic partnership with Menarini under which Menarini markets and sells test strips for use in its own electrochemical meter. We have a similar arrangement with B. Braun which distributes another of our test strips for use in its electrochemical meter.

    OTHER ANCILLARY DIABETES CARE PRODUCTS

    We market and sell our ancillary diabetes care products in the United States, including lancets, glucose tablets, syringes and specialty skin creams. We sell these products under our own brand names, as well as under store brands of retail drug store chains, including CVS, Eckerd Drug, Walgreens and Rite-Aid, and mass merchandisers, including Wal-Mart, Kmart and Target.

    WOMEN'S HEALTH PRODUCTS

    We market and sell our women's health products, including nutritional supplements, under our own brand names, as well as under store brands of retail drug store chains and mass merchandisers.

MANUFACTURING

    Our principal manufacturing facilities are in Inverness, Scotland, where we produce our electrochemical blood glucose test strips, and Galway, Ireland, where we produce our pregnancy detection and ovulation prediction tests. In addition, we utilize contract manufacturers to produce our electrochemical blood glucose monitoring meters, ancillary diabetes care products, nutritional supplements and other women's health products.

    Since we opened our Inverness, Scotland facility in December 1995, we have devoted substantial efforts to developing a technologically advanced production facility that we believe gives us a competitive advantage. Our Inverness facility is an FDA registered establishment which has been configured for highly automated, low-cost production of advanced electrochemical biosensor test strips. Currently consisting of 103,000 square feet, this facility integrates manufacturing closely with our research and development efforts, to allow us to produce mass volumes of test strips to the technical specifications set out by our development teams. Our sophisticated manufacturing systems allow us to automatically produce, cut and pack test strips in vials that consistently meet the quality control standards which regulate our operation. These production efforts permit us to commercialize and deliver innovative technology in a consistent, high-quality and cost-effective manner. Although our existing capacity at Inverness is sufficient to satisfy our contractual obligations, we are currently expanding our production capacity to meet anticipated demand.

    We produce our pregnancy detection and ovulation prediction tests at our Galway, Ireland facility. Our Galway facility is an FDA registered establishment which employs modern production techniques to produce consistent, high-quality components that are assembled on-site and subsequently packaged by a third party in the United States.

STRATEGIC TRANSACTIONS

    An important part of our business strategy is to enter into strategic alliances and licensing arrangements with third parties, primarily medical product companies, for the development and distribution of certain products. We also pursue a strategy of selective acquisitions of companies, assets and technologies which we believe will enhance our ability to deliver innovative products to the marketplace at low cost.

WORLDWIDE DISTRIBUTION AGREEMENT WITH LIFESCAN

    In 1995, we entered into an exclusive worldwide distribution agreement with LifeScan, a subsidiary of Johnson & Johnson, which was amended in June 1999. Under the terms of the agreements with LifeScan, we develop and manufacture, and LifeScan distributes, our electrochemical blood glucose monitoring system, and any new systems consisting of new meters and electrochemical strips to which we and LifeScan agree. We commenced shipments of ONE TOUCH-Registered Trademark-FastTAKE-Registered Trademark- in early 1998. We recently received FDA clearance for our second generation electrochemical system which LifeScan is marketing as the ONE TOUCH-Registered Trademark- Ultra and which we expect to begin shipping in the fourth quarter of 2000. Our distribution agreement is scheduled to remain in effect through December 31, 2010 and may be extended by LifeScan indefinitely if its sales meet certain targets. The agreement also provides that we will be LifeScan's exclusive supplier of the components of our electrochemical systems, subject to certain rights of LifeScan to make or obtain components from others if we fail to meet our supply obligations. The distribution agreement provides for periodic forecasts by LifeScan of its planned purchases.

    The price per test strip varies under the distribution agreement depending on the volumes purchased by LifeScan. The price for certain meters is based upon an agreed to schedule, which is volume and time dependent. The price for the components other than test strips and these meters is our cost, including appropriate allocations of overhead. If our sale of test strips to LifeScan ceases to be profitable, the agreement provides that the price of test strips will be increased to provide us with an amount that gives us a commercially reasonable profit. If LifeScan's purchases of test strips fall below a certain level following calendar year 2001, we may terminate the distribution agreement. The distribution agreement does not otherwise require LifeScan to make any purchases from us.

    As part of our relationship, we are prohibited from selling components of a complete electrochemical system to measure blood glucose, consisting of test strips, instruments and related components. While LifeScan is not restricted from selling other systems, including electrochemical systems, for blood glucose monitoring, if LifeScan either (i) introduces such a system not sourced from us prior to the end of 2001, or (ii) fails to purchase specified minimum annual levels of test strips, we are released from our restriction from selling complete electrochemical glucose measurement systems. If this restriction on us terminates as a result of LifeScan's failure to purchase specified minimum annual volumes of test strips, we will remain prohibited from supplying products to any self-test business which has sales in excess of certain specified amounts. Under certain circumstances, if we fail to supply products in the volumes forecasted and ordered by LifeScan, LifeScan will automatically become entitled to produce the products itself.

    If we make a Section 510(k) Notification with respect to any electrochemical system for the measurement of glucose in humans which does not use test strips or which does not measure an in vitro fluid sample, we are required to provide LifeScan with the opportunity to enter into a distribution agreement with us with respect to the system in accordance with general terms previously agreed to in connection with the existing arrangements.

AGREEMENT WITH MENARINI

    In August 1996, we entered into an agreement with Menarini pursuant to which we became a principal supplier of blood glucose test strips for blood glucose meters distributed or to be distributed by Menarini in selected markets in Europe and certain countries in other parts of the world. Under the agreement, Menarini is subject to certain minimum purchases of products from us, and we have agreed not to supply any third party with such products in the selected markets for the term of the agreement. A significant part of the existing business of Menarini is the supply of blood glucose test strips and meters. Shipments under this agreement commenced in the second half of 1997. The blood glucose test strips supplied to Menarini pursuant to this agreement are manufactured at our Inverness, Scotland facility.

PENDING ACQUISITION OF INTEG INCORPORATED

    On October 3, 2000, we entered into a definitive agreement to acquire Integ Incorporated, a publicly traded development stage company. Integ has developed a proprietary sampling technology to extract interstitial fluid from the top layers of the skin. We may be able to use Integ's technology, supplemented by our additional research and development efforts, to develop glucose monitoring systems that do not require blood.

    The purchase price for Integ consists of approximately 1.9 million shares of our common stock in exchange for all of Integ's outstanding common equity and cash to redeem shares of Integ's preferred stock. We will record a significant amount of intangible assets in connection with this acquisition and will incur a significant charge in the quarter in which the acquisition is completed to write off a portion of the purchase price as in-process research and development. We anticipate that the acquisition will close early in the first quarter of 2001. However, our acquisition of Integ is subject to various closing conditions, including approval by Integ's stockholders, and may not be completed by this date, if at all.

DEVELOPMENT AND LICENSE AGREEMENT WITH DEBIOTECH, S.A.

    On October 14, 2000, we entered into a development and license agreement with Debiotech, S.A. pursuant to which Debiotech will seek to develop an externally-worn insulin pump using its patented Micro Electro-Mechanical System technology (MEMS). We have agreed to pay Debiotech a $10 million development and license fee by December 30, 2000 and have received the exclusive right to commercialize products using Debiotech's MEMS technology for the diagnosis, prevention and treatment of diabetes. Under the terms of the agreement, Debiotech is solely responsible for all expenditures necessary to complete the development of the externally-worn insulin pump, and is obligated to assist us in establishing large scale manufacturing of the pump. The development efforts to be undertaken by Debiotech will be significant and we are uncertain when and if a product which can be commercialized by us will emerge from these efforts.

    The agreement also provides that we will pay Debiotech a royalty on future sales of the externally-worn insulin pump that Debiotech has undertaken to develop. We may, however, at any time after making the initial payment to Debiotech, give notice to terminate our rights and obligations under the license, which will then terminate six months after the delivery of the notice. Under the agreement, we have the option to enter into a second agreement with Debiotech to develop an insulin pump to be implanted under the skin. Debiotech must give notice to us that it intends to commence a development program for the implantable insulin pump, and we may then enter into an agreement with Debiotech to develop and license the implantable pump on similar terms as the externally worn pump.

RESEARCH AND DEVELOPMENT

    We are focusing our research and development efforts primarily on the development of our diabetes self-test diagnostic products, including electrochemical blood glucose monitoring systems, alternative low-cost test strips and non-invasive and continuous blood glucose measurement technologies. In addition, we devote a lesser degree of resources to the development of new products and enhanced features for our line of women's health products. Most of our research and development activities are carried out in Inverness, Scotland, Waltham, Massachusetts, Galway, Ireland, and Yavne, Israel. We supplement our internal research and development efforts with third parties' efforts either through co-development or licensing arrangements, or through product or technology acquisitions. In connection with our co-development or licensing activities, we may provide financial development assistance to these parties and may also utilize our own research and development resources to design certain portions of such products.

    Total research and development expenses for the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998 were
$9.5 million, $6.9 million and $7.4 million, respectively. Portions of our research and development expenditures were reimbursed by LifeScan through milestone payments. We expect that we will spend a significant and increasing amount on research and development efforts during the balance of 2000 and in 2001.

PATENTS AND PROPRIETARY TECHNOLOGY; TRADEMARKS

    The medical products industry, including the diagnostic testing industry, places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability to obtain patent protection for our products and manufacturing processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties.

    We hold certain patent rights, have certain patent applications pending and expect to seek additional patents in the future. However, we can not assure you as to the success or timeliness in obtaining any such patents or as to the breadth or degree of protection that any such patents will afford us. The patent position of medical products and diagnostic testing firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of patents at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in medical product patents. Accordingly, we can not assure you that patent applications relating to our products or technology will result in patents being issued; that, if issued, such patents will afford adequate protection to our products; or, if patents are issued to us, that our competitors will not be able to design around such patents. In general, patents in blood glucose monitoring have offered protection in the form of delaying competitors in their efforts to develop and produce competitive systems rather than completely foreclosing a competitor's ability to design, develop and produce a product that is competitive. In that regard, a company's research and development efforts, supplemented by the timing protection afforded by protective patents, are what leads to a competitive advantage.

    We believe our research and development efforts, supplemented by our patent and other intellectual property protection efforts, have given us a competitive advantage in the development of our innovative electrochemical blood glucose monitoring products. Accordingly, although we have several significant patents and patent applications covering relevant portions of our electrochemical blood glucose monitoring technology, we believe that our continued research and development efforts, and our intellectual property protection efforts for newly developed technology, are most significant in achieving and maintaining a position of technology and commercial leadership. In that regard, we have recently agreed to acquire Integ which has developed technology to test glucose through interstitial fluid samples. We believe that this technology is innovative and may be viable for commercialization, although our continued research and development efforts will be needed to move towards commercialization. Although Integ's patents offer some protection from competition, our further efforts will be required to realize the potential benefits from these patents, which are also subject to certain third-party licensing rights granted to another company that is in the diabetes management business.

    The medical products industry, including the diagnostic testing industry, historically has been characterized by extensive litigation regarding patents, licenses and other intellectual property rights. We could and have incurred substantial costs in defending ourself against patent infringement claims and in asserting such claims against others, and will likely continue to do so. Under our arrangements with LifeScan, we have agreed to indemnify LifeScan for any claims that our electrochemical blood glucose monitoring products that they market, sell and distribute infringes any patents. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could also result in substantial costs to us. If the outcome of any such litigation is adverse to us, our business could be materially adversely affected.

    In addition, we are sometimes required to obtain licenses to patents or other proprietary rights of third parties to market our products. We can not assure you that licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents or other rights, or we may be unable to develop, manufacture or sell such products in certain countries, or at all.

    We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part through confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We can not assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise be disclosed to, or discovered by, competitors. Moreover, we may from time to time conduct research through academic advisors and collaborators who are prohibited by their academic institutions from entering into confidentiality or inventors' rights agreements.

    Finally, we believe that certain of our trademarks in the nutritional supplements product line are valuable assets and are important to the marketing of the nutritional supplements. Substantially all of these trademarks have been registered with the U.S. Patent and Trademark Office. We can not assure you, however, that registrations will afford adequate protection to us and not be challenged as unenforceable or invalid, or not be infringed. In addition, we could incur substantial costs in defending suits brought against us or in prosecuting suits in which we asserted rights under such registrations.

GOVERNMENT REGULATION

    Our research, development and clinical programs, as well as our manufacturing and marketing operations, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Most of our self-test products, require governmental approvals for commercialization. New products may require pre-clinical and clinical trials. Manufacturing and marketing of many of our products are subject to the rigorous testing and approval process of the United States Food and Drug Administration and corresponding foreign regulatory authorities. The regulatory process, which includes pre-clinical and clinical testing of many of our products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect the marketing of products developed by us and our ability to generate commercial product revenues.

    In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries with consequent loss of revenues and income. Foreign regulatory agencies can also introduce test format changes which, if not quickly addressed by us, can result in restrictions on sales of our products. Such changes are not uncommon due to advances in basic research.

    The manufacturing, processing, formulation, packaging, labeling and advertising of our nutritional supplements is subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (FTC) and the Consumer Product Safety Commission. These activities are also regulated by various agencies of the states, localities and foreign countries in which our nutritional supplements are now sold or may be sold in the future. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, as well as food additives, over-the-counter (OTC) and prescription drugs and cosmetics. The Good Manufacturing Practices promulgated by the FDA are different for nutritional supplement, drug and device products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of dietary supplements, OTC drugs, cosmetics and foods.

THIRD-PARTY REIMBURSEMENT

    Self-monitoring of blood glucose is a standard of care in the United States and other developed countries. The costs associated with the purchase of blood glucose monitoring products such as meters and test strips are generally reimbursed. Users of our systems are currently being reimbursed by Medicare, Medicaid and a wide array of preferred provider organizations in the United States. Currently, forty states have implemented legislation that requires private health insurers and health maintenance organizations to reimburse people with diabetes for the costs of blood glucose monitoring systems and supplies. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance.

COMPETITION

    DIABETES MANAGEMENT PRODUCTS

    The medical products industry, including the self-test industry, is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry is intense and we expect it to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. Our success depends, in part, upon developing and maintaining a competitive position in the development of products and technologies in our area of focus. Our competitors may succeed in developing technologies and products that are more effective than those that have been or are being developed by us or that render our technologies or products obsolete or noncompetitive. Our competitors may also succeed in obtaining patent protection or other intellectual property rights that would prevent us from developing our potential products, or in obtaining regulatory approval for the commercialization of their products more rapidly or effectively than us. Finally, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than us.

    We market low cost alternative test strips that are used in other manufacturers' electrochemical blood glucose monitoring systems. If we succeed in the alternative strip market, others may attempt to enter this market with similar products. In addition, the introduction of lower-priced alternative test strips could lead the manufacturers of the systems, with which our low cost alternative test strips are compatible, to lower their own test strip prices, thereby reducing or eliminating our price advantage.

    We are also aware of several of our competitors who are attempting to develop non-invasive blood glucose monitoring technologies. Non-invasive blood glucose monitoring involves methods for measuring blood glucose levels without the need to draw blood and, in certain proposed configurations, without the need to utilize disposable components, such as test strips. We and several other manufacturers are pursuing a number of different technological approaches to non-invasive blood glucose monitoring. These include near-infrared spectroscopy, which involves shining a beam of near-infrared light to penetrate the skin and determine the amount of glucose in the blood, and reverse iontophoresis, which utilizes a "patch" system to extract glucose through the skin for measurement by an external meter. In addition, we and several other manufacturers are pursuing minimally invasive approaches to glucose monitoring such as interstitial fluid testing. The development and successful introduction of any such products by our competitors could harm our business.

    Four major medical products companies, Bayer Diagnostics, LifeScan, the MediSense division of Abbott Laboratories and Roche Diagnostics, currently account for more than 90% of worldwide sales of all blood glucose monitoring systems. In addition, several smaller companies are in the process of developing and rolling out blood glucose monitoring systems. We believe that people with diabetes currently consider the following factors in selecting a blood glucose monitoring system:

    - brand name;

    - recommendations by health care professionals;

    - level of pain in use;

    - size of the meter;

    - ease and convenience of use;

    - test time;

    - accuracy and consistency;

    - availability, cost and reimbursement status; and

    - memory and data management.

    In the ancillary diabetes care industry, which includes lancets, glucose tablets, syringes, and specialty skin creams, competition is based principally upon brand name recognition, price, quality of products, customer service and marketing support. There are numerous companies in this industry selling products to retailers. A number of these companies, particularly manufacturers of nationally advertised brand name products, are substantially larger than us and have greater financial resources.

    WOMEN'S HEALTH PRODUCTS

    Competition in the pregnancy detection and ovulation prediction market is intense. Our competitors in the United States are numerous and include, among others, large medical and consumer products companies as well as private label manufacturers. For brand name companies, competition principally centers around brand name recognition. For private label manufacturers, competition is based primarily on delivering products with substantially the same features and performance as brand name products, at a lower price. Many of our competitors have substantially greater financial, production, marketing and distribution resources than us. In the women's health market, we believe that we have developed a significant market penetration with our private label and branded pregnancy detection and ovulation prediction tests. We believe that we can continue to compete effectively in the women's health market based on our research and development capabilities, advanced manufacturing expertise and established wholesale and retail distribution networks.

    In the nutritional supplements industry, competition is based principally upon brand name recognition, price, quality of products, customer service and marketing support. There are numerous companies in this industry selling products to retailers. A number of these companies, particularly manufacturers of nationally advertised brand name products, are substantially larger than us and have greater financial resources.

EMPLOYEES

    As of September 30, 2000, we had a total of 772 full-time employees, of which 66 were located in the United States. In addition, we utilize the services of a number of consultants specializing in research and development in our targeted markets, regulatory compliance, strategic planning, marketing and legal matters.

LEGAL PROCEEDINGS

ABBOTT LABORATORIES AND ABBOTT LABORATORIES, LIMITED V. LIFESCAN CANADA LTD., LIFESCAN, INC. AND SELFCARE, INC.

    On November 23, 1999, Abbott Laboratories and Abbott Laboratories, Limited (Abbott) commenced a lawsuit against us, LifeScan Canada Ltd. (LifeScan Canada) and LifeScan in the Canadian Federal Court, Trial Division, Court No. T-2061-99. The Statement of Claim alleges that LifeScan Canada sells electrode strips for use in the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- blood glucose monitoring system supplied by us to LifeScan. It is also alleged that the sale of such electrode strips in Canada infringes Canadian Patent
No. 1,226,036 issued to Genetics International, Inc., an alleged predecessor in title of Abbott. Abbott is seeking an injunction against the manufacture, importing, offering for sale and selling of ONE TOUCH-Registered Trademark-FastTAKE-Registered Trademark- electrode strips in Canada, as well as damages or the profits of the defendants arising from the sales of such electrode strips in Canada. In our Statement of Defense and Counterclaim, we deny infringement and attack the validity of the patent on a number of grounds. Abbott has not filed a defense to our Counterclaim, and the parties have not yet commenced documentary discovery. At this stage of the litigation, it is not possible to predict the outcome of the action. A final ruling adverse to us could have a material adverse impact on our sales, operations or financial performance in Canada.

ABBOTT LABORATORIES V. LIFESCAN, INC. AND SELFCARE, INC.

    In late October 1998, Abbott commenced a lawsuit against us and LifeScan in the United States District Court for the District of Massachusetts. The complaint alleges that the disposable test strips used in the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- blood glucose monitoring system supplied by us to LifeScan infringe U.S. Patent No. 5,820,551 (the Test Strip Patent) issued to Abbott on October 13, 1998. Abbott is seeking damages and an injunction against sales in the United States. Abbott also sought to enjoin LifeScan and us from the manufacture, use and sale of these blood glucose test strips in the United States during the pendency of the infringement litigation. On February 22, 1999, the court denied Abbott's motion for a preliminary injunction and stated "...that Abbott is unlikely to succeed on the merits of its claim of patent infringement...". Discovery in the case is continuing. Although a final ruling against us could have a material adverse impact on our sales, operations or financial performance, based on a review of the Abbott claims by patent counsel and the aforementioned court ruling, we believe that the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark-test strips do not infringe the Test Strip Patent and that Abbott's claims will be proven to be without merit.

ABBOTT LABORATORIES V. SELFCARE, INC. AND PRINCETON BIOMEDITECH CORPORATION

    In April 1998, Abbott commenced a lawsuit against us and Princeton BioMeditech Corporation (PBM), which manufactured certain products for us, in an action filed in the United States District Court for the District of Massachusetts (District Court), asserting patent infringement arising from our and PBM's manufacture, use and sale of products that Abbott claims are covered by one or more of the claims of U.S. Patent Nos. 5,073,484 and 5,654,162 (the Pregnancy Test Patents), to which Abbott asserts that it is the exclusive licensee. Abbott claims that certain of our products relating to pregnancy detection and ovulation prediction infringe the Pregnancy Test Patents. Abbott is seeking an order finding that we and PBM infringe the Pregnancy Test Patents, an order permanently enjoining us and

PBM from infringing the Pregnancy Test Patents, compensatory damages to be determined at trial, treble damages, costs, prejudgment and post-judgment interest on Abbott's compensatory damages, attorneys' fees, and a recall of all existing of our or PBM products found to infringe the Pregnancy Test Patents. On August 5, 1998, the court denied Abbott's motion for a preliminary injunction. On March 31, 1999, the District Court granted a motion by us, PBM, and PBM-Selfcare LLC (the LLC), the joint venture between the two companies, filed to amend their counterclaim against Abbott, asserting that Abbott is infringing U.S. Patent Nos. 5,559,041 (the 041 patent) and 5,728,587 (the 587 patent), which are owned by the LLC, and seeking a declaration that Abbott infringes the patents, permanent injunctive relief, money damages and attorneys' fees. On November 5, 1998, Abbott filed suit in the United States District Court for the Northern District of Illinois seeking a declaratory judgment of non-infringement, unenforceability and invalidity of the 041 patent and 587 patent. The Illinois court granted our motion to transfer the aforementioned Illinois action to Massachusetts. We and our co-defendant moved for summary judgment on our defense that the Abbott patents are invalid and on September 29, 2000 the court granted partial summary judgment, holding that certain key claims in Abbott's patents are invalid as a matter of law. The court refused to grant summary judgment on Abbott's claims of infringement or our remaining claims of invalidity, which will now go forward to trial. We believe that we have strong defenses against the claims and will continue to defend the case vigorously; however, a final ruling against us would have a material adverse impact on our sales, operations or financial performance.

ABBOTT LABORATORIES ET ANOTHER V. CORBRIDGE GROUP PTY LTD AND SELFCARE PTY LTD.

    In November 1999, Abbott Laboratories (Abbott) commenced a lawsuit against our Australian subsidiary, Selfcare Pty Ltd. and Corbridge, its Australian distributor, in the Federal Court of Australia. The complaint alleged that the Selfcare-Registered Trademark- Excel-Registered Trademark- ET disposable test strips (ET Test Strips) supplied by us to Corbridge infringe Australian Patent No. 572,138 (the Test Strip Patent) issued to Abbott's predecessor in title on May 5, 1988 (and assigned to Abbott only a few weeks prior to commencement of the proceedings). These test strips are marketed in Australia for use with Abbott's ExacTech brand sensor device. Abbott is seeking damages and an injunction against supply of the test strips in Australia. Abbott also sought to enjoin the defendants from the importation and supply of these blood glucose test strips in Australia during the pendency of the infringement litigation. On November 29, 1999, the court denied Abbott's motion for a preliminary injunction and on December 17, 1999, ordered an unusually fast track preparation for a final trial which commenced on April 26, 2000 in Sydney, Australia and was completed in September 2000.

    It is unlikely that any ruling against the Australian defendants could have an adverse impact on our sales, operations or financial performance elsewhere in the world, and based on a review of the Abbott claims by Australian counsel and counsel's analysis of the course of the trial, including the judge's comments and questions, we believe that the ET Test Strips are unlikely to be found to infringe the Test Strip Patent and that Abbott's claims will be dismissed. Furthermore, the Australian defendants have counterclaimed against Abbott seeking revocation of the Test Strip Patent as well as damages and injunctive relief for breaches of Australian antitrust law and misleading conduct prohibitions. We continue to believe that its counter claims have good prospects of success and that, under Australian law, Abbott will be required to pay a large portion of the defendants' legal costs incurred in the proceedings.

    We are now awaiting judgment on the issues of infringement, misleading conduct and validity, with the hearing of our antitrust claims, and Abbott's damages claim, deferred pending judgment on the issues that are the subject of the initial trial.

BECTON, DICKINSON AND COMPANY V. SELFCARE, INC. ET. AL.

    On January 3, 2000, Becton, Dickinson and Company (Becton Dickinson) filed suit against us in the U.S. District Court for the District of Delaware (Case
No: 00-001) alleging that certain pregnancy and ovulation test kits sold by us infringe U.S. Patent Nos. 4,703,017 and 5,591,645. We were served with Becton Dickinson's complaint in April 2000 and filed our answer on May 30, 2000. Because both patents are currently involved in proceedings before the patent office, we have moved to stay the litigation until those proceedings are complete. That motion is pending without decision. While a final ruling against us could have a material adverse impact on our sales, operations or financial performance, we believe that we have strong defenses and intend to defend this litigation vigorously.

CAMBRIDGE BIOTECH CORPORATION AND CAMBRIDGE AFFILIATE CORPORATION V. RON ZWANZIGER, SELFCARE, INC., CAMBRIDGE DIAGNOSTICS IRELAND, LTD., TRINITY BIOTECH, PLC AND PASTEUR SANOFI DIAGNOSTICS

    On January 22, 1999, Cambridge Biotech Corporation (CBC) and Cambridge Affiliate Corporation (CAC) filed suit (Civil Action No. 99-378) in the Middlesex County Massachusetts Superior Court against us, our President, Ron Zwanziger, Cambridge Diagnostics Ireland, Ltd. (Cambridge Diagnostics), Trinity Biotech plc (Trinity) and Pasteur Sanofi Diagnostics (Pasteur). The complaint alleges, among other things, that actions taken by Mr. Zwanziger as President of CAC in connection with the sale by Cambridge Diagnostics of its diagnostics business to Trinity were not properly authorized and that, as a result of the actions, CBC may lose the benefit of valuable patent licenses from Pasteur. CBC's requested relief is to have the CAC/Trinity manufacturing and sales agreements declared null and void, the license between Pasteur and CBC declared to be in full force, to recover damages allegedly caused by us and Mr. Zwanziger, and to recover damages due to Pasteur's actions. CBC moved for a preliminary injunction, seeking to enjoin us, Cambridge Diagnostics, Mr. Zwanziger, and Trinity from acting pursuant to the CAC/Trinity agreements and to enjoin Pasteur from terminating its license agreements with CBC. Following a hearing on January 25, 1999, the Court denied CBC's motion. Thereafter, Pasteur successfully moved for dismissal on grounds that the issues between it and CBC should be litigated in France. The plaintiffs' appeal from that ruling is pending. Trinity has moved for dismissal on grounds that the issues between it and CBC should be litigated in Ireland or, instead, should be arbitrated. The Court denied Trinity's motion. The parties are currently conducting discovery. We believe that CBC's complaint against us, Mr. Zwanziger, and Cambridge Diagnostics is without merit and intends to defend the action vigorously. We have filed an Answer denying the material allegations of the Complaint along with a Counterclaim to declare its actions lawful and valid and to redress harm that may result if the court invalidates the sale of Cambridge Diagnostics' diagnostics business to Trinity despite CBC's representations to us that it had the right to make such a sale. We do not believe that an adverse outcome would have a material impact on our sales, operations or financial performance.

INTERVENTION, INC V. SELFCARE, INC. AND COMPANION CASES

    In May 1999, Intervention, Inc., a California corporation, filed separate suits in California Contra Costa County Superior Court against us, four of our private label customers and its major competitors and their private label customers alleging that, under Section 17200 of the California Business and Professions Code, the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions. The plaintiff seeks restitution of profits on behalf of the general public, injunctive relief and attorneys' fees. We are defending our private label customers under agreement and believes that the actions are without merit and intend to defend them vigorously. We do not believe that an adverse ruling against us would have a material adverse impact on our sales, operations or financial performance.

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD. V. SELFCARE, INC., INVERNESS MEDICAL, INC. AND CAN-AM CARE CORPORATION

    On March 2, 2000, Matsushita Electric Industrial Co., Ltd. (Matsushita) filed suit (Case Number 00-143) in the United States District Court for the District of Delaware against us and two of our subsidiaries. The complaint alleges patent infringement of a patent used in connection with the manufacture and distribution of our Excel-Registered Trademark- G test strips for use with the Bayer Glucometer Elite-Registered Trademark- meter. We intend to defend the action vigorously. Although a final ruling against us could have a material adverse impact on the our sales, operations or financial performance, based on a review of the Matsushita patent by our outside patent counsel, we believe that its Excel-Registered Trademark- G test strips do not infringe the Matsushita Patent. Matsushita has recently indicated that it may expand its suit to cover an additional patent against an additional product but has yet to file pleadings.

ROCHE DIAGNOSTICS CORPORATION VS. SELFCARE, INC. D/B/A INVERNESS MEDICAL TECHNOLOGY, INC. ET. AL.

    On July 6, 2000, we were served with a complaint filed in the federal court in Indianapolis, Indiana by Roche Diagnostics Corporation against us and several of our subsidiaries for patent infringement. The complaint alleges that the Excel-Registered Trademark- G blood glucose test strips designed for use with test meters marketed by Bayer Corporation infringe a United States patent owned by Roche. We believe that the Excel-Registered Trademark- G strips do not infringe the patent at issue but, because the case was only recently filed, have not yet completed our testing and analysis. A final ruling against us could have a material adverse impact on our sales, operations or financial performance.

    In addition, we are party to certain other legal proceedings in the ordinary course of our business, the outcome of which we do not expect will harm our business, financial condition or results of operations.

         (b) Set forth below is a description of the Registrant's "Management's Discussion and Analysis of Financial Condition and Results of Operations" as previously included in Amendment No. 1 to the Registration Statement pursuant to which the Registrant and certain stockholders offered shares of the Registrant's common stock, which Registration Statement included updates to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section as it was originally filed in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999:

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    From 1997 through 1999, our total revenues have grown from $52.3 million to $125.9 million, representing a compound annual growth rate of more than 55%. Total revenues for the first nine months of 2000 were $121.3 million. For the first nine months of 2000, our sales of diabetes management products accounted for $80.0 million, or 66% of total revenues. Total revenues associated with the sales of women's health products for the nine month period ended September 30, 2000 were $33.3 million. We expect that our revenue growth in the foreseeable future will be derived primarily from increased sales of our electrochemical blood glucose test strips.

    We have a global distribution agreement with LifeScan, a subsidiary of Johnson & Johnson, with respect to our electrochemical blood glucose monitoring systems, which they market as the ONE TOUCH-Registered Trademark-FastTAKE-Registered Trademark- and ONE TOUCH-Registered Trademark- Ultra. LifeScan, a leader in the blood glucose monitoring market, has publicly announced its intention to shift its focus from its older photometric-based systems to electrochemical systems. Currently, we are the only supplier of such systems to LifeScan. Accordingly, we anticipate a significant increase in unit sales of our meters and test strips and we are continuing to increase capacity in order to meet anticipated demand. Based upon this anticipated demand, we expect that LifeScan will become eligible for its last scheduled volume-based price reduction in the first quarter of 2001 under the terms of our distribution agreement, resulting in a decrease in our earnings in that quarter as compared to the fourth quarter of 2000. We market our other products to consumers through our own established retail distribution networks, including Wal-Mart, CVS and Walgreens.

    We intend to continue to invest heavily in research and development both internally, as well as through targeted acquisitions and strategic relationships.

RECENT DEVELOPMENTS

PENDING ACQUISITION OF INTEG INCORPORATED

    On October 3, 2000, we entered into a definitive agreement to acquire Integ Incorporated, a publicly traded development stage company. Integ, which was incorporated in 1990 and is headquartered in Minnesota, has developed a proprietary sampling technology which extracts interstitial fluid from the top layers of the skin. We may be able to use Integ's technology, supplemented by our internal research and development efforts, to develop products that are complementary to our current product offerings in the areas of diabetes management and medical diagnostics.

    The purchase price for Integ consists of 1.9 million shares of our common stock in exchange for all of Integ's common equity and approximately
$5.5 million in cash to redeem shares of Integ's preferred stock. We will record a significant amount of intangible assets in connection with this acquisition and will incur a significant charge in the quarter in which the acquisition is completed to write off a portion of the purchase price as in-process research and development. We anticipate that the acquisition will close early in the first quarter of 2001. However, our acquisition of Integ is subject to various closing conditions, including approval by Integ's stockholders, and may not be completed by this date, if at all.

DEVELOPMENT AND LICENSE AGREEMENT WITH DEBIOTECH, S.A.

    On October 14, 2000, we entered into a development and license agreement with Debiotech, S.A., pursuant to which Debiotech will seek to develop an externally-worn insulin pump using its patented Micro Electro-Mechanical Systems technology in exchange for a $10 million fee. We also received an option, exercisable in certain circumstances for an additional fee, for the exclusive right to commercialize an implantable insulin pump which Debiotech may seek to develop using its technology.

RESULTS OF OPERATIONS

    The following table summarizes our consolidated statement of operations as a percentage of net revenues:

                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                     YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
CONSOLIDATED STATEMENT OF OPERATIONS:                    1995       1996       1997       1998       1999       1999       2000
-------------------------------------                  --------   --------   --------   --------   --------   --------   --------
Net revenues........................................     100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %
Cost of sales.......................................      76.9       57.5       50.3       65.3       66.1       68.0       58.2
                                                        ------     ------     ------     ------     ------     ------     ------
Gross profit........................................      23.1       42.5       49.7       34.7       33.9       32.0       41.8
                                                        ------     ------     ------     ------     ------     ------     ------
Operating expenses:
  Research and development..........................      21.2       34.8       29.9        6.3        5.5        4.8        7.8
  Selling, general, and administrative..............      78.7       77.2       49.4       30.7       28.1       30.0       23.8
  Other expenses....................................        --       23.1        6.3        6.4         --         --         --
                                                        ------     ------     ------     ------     ------     ------     ------
  Total operating expenses..........................      99.9      135.1       85.6       43.4       33.6       34.8       31.6
                                                        ------     ------     ------     ------     ------     ------     ------
    Operating (loss) income.........................     (76.8)     (92.6)     (35.9)      (8.7)       0.3       (2.8)      10.2
                                                        ------     ------     ------     ------     ------     ------     ------
Interest expense, including amortization of original
  issue
  discount..........................................     (61.9)     (60.6)     (10.5)      (8.1)      (6.5)      (6.4)      (4.8)
Interest and other income (expense), net............        --        3.9        0.8        1.5       (0.4)      (0.1)       1.8
                                                        ------     ------     ------     ------     ------     ------     ------
    (Loss) income before dividends and accretion on
      mandatorily redeemable preferred stock of a
      subsidiary....................................    (138.7)    (149.3)     (45.6)     (15.3)      (6.6)      (9.3)       7.2
Dividends and accretion on mandatorily redeemable
  preferred stock of subsidiary.....................      (0.8)      (0.6)      (0.2)      (0.1)      (0.2)      (0.2)      (0.3)
                                                        ------     ------     ------     ------     ------     ------     ------
    (Loss) income before extraordinary loss and
      income taxes..................................    (139.5)    (149.9)     (45.8)     (15.4)      (6.8)      (9.5)       6.9
Extraordinary loss on modification and early
  extinguishment of debt............................        --         --       (1.1)        --       (0.2)      (0.3)      (0.6)
                                                        ------     ------     ------     ------     ------     ------     ------
    (Loss) income before income taxes...............    (139.5)    (149.9)     (46.9)     (15.4)      (7.0)      (9.8)       6.3
Provision for income taxes..........................        --         --        0.4        0.5        0.2        0.4        0.3
                                                        ------     ------     ------     ------     ------     ------     ------
    Net (loss) income...............................    (139.5)%   (149.9)%    (47.3)%    (15.9)%     (7.2)%    (10.2)%      6.0 %
                                                        ======     ======     ======     ======     ======     ======     ======

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    NET REVENUES. Net revenues increased $31.7 million, or 35%, to $121.3 million for the nine months ended September 30, 2000 from $89.6 million for the nine months ended September 30, 1999. The primary reason for the increase in revenues was the increased sale of products for diabetes management, especially the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark-blood glucose monitoring system, which is distributed by LifeScan. ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- sales were driven by strong market acceptance. Net diabetes product sales were $80.0 million for the nine months ended September 30, 2000, an increase of $31.1 million or 64% as compared to net diabetes product sales of $48.9 million for the nine months ended September 30, 1999. Net diabetes product sales accounted for 66% of net revenues for the nine months ended September 30, 2000, compared to 55% of net revenues for the nine months ended September 30, 1999. Net product sales from our women's health segment increased $1.5 million or 5% to $33.3 million for the nine months ended September 30, 2000 as compared to $31.8 million for the nine months ended September 30, 1999. Although net women's health product sales increased as compared to the prior periods, they only accounted for 27% of total net revenues for the nine months ended September 30, 2000, compared to 35% of total net revenues for the nine months ended September 30, 1999, as a result of the significant increase in diabetes product sales. The primary factor in the year-to-date increased sales of the women's health products was an increase in sales of branded and private label pregnancy and ovulation tests. Net sales of clinical diagnostic products decreased slightly by $566,000 for the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999. Grant and other revenue were $247,000 for the nine months ended

September 30, 2000, respectively, compared to $642,000 for the nine months ended September 30, 1999.

    GROSS PROFIT. Gross profit increased by $22.0 million or 77% to $50.7 million for the nine months ended September 30, 2000 from $28.7 million for the nine months ended September 30, 1999. Gross margin of net product sales increased to 42% for the nine months ended September 30, 2000, compared to 32% for the nine months ended September 30, 1999. The significant improvements in gross profit and gross margin of net product sales primarily resulted from the increase in sales of ONE TOUCH-Registered Trademark-
FastTAKE-Registered Trademark- systems and reductions in per unit manufacturing costs attributed to lower material costs, improved yields and volume related efficiency at our diabetes product manufacturing facility in Inverness, Scotland.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased by $5.1 million or 118% to $9.5 million from $4.4 million for the nine months ended September 30, 1999. The increase in research and development expense resulted from research programs directed towards blood glucose monitoring systems. We expect to continue to spend significant amounts on research and development in the area of diabetes management.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. For the nine months ended September 30, 2000, selling, general and administrative expense increased by $2.1 million or 8% to $28.9 million from $26.8 million for the nine months ended September 30, 1999. The increase in selling, general and administrative expense resulted from higher marketing expenditures related to sales of our Excel-Registered Trademark-G product and diabetes supplies, increased legal fees related to the defense of the Abbott lawsuits against us and a one-time non-cash compensation charge of $429,000 related to stock options granted to consultants. Selling, general and administrative expense as a percentage of net revenues was 24% for the nine months ended September 30, 2000 compared to 30% for the nine months ended September 30, 1999.

    INTEREST EXPENSE. For the nine months ended September 30, 2000, we incurred $5.7 million in interest expense, net of interest income, compared to $5.7 million for the nine months ended September 30, 1999.

    OTHER INCOME (EXPENSE). We incurred other income of $2.3 million for the nine months ended September 30, 2000, compared to other expense of $135,000 for the nine months ended September 30, 1999. Generally, other income or expense represents foreign currency exchange transaction gains and losses. During the nine months ended September 30, 2000, we recognized $562,000 in foreign exchange gain as a result of the strong U.S. Dollar versus the British Pound Sterling on loans from LifeScan, that is denominated in British Pounds Sterling. Additionally, during the nine months ended September 30, 2000, we also recorded a gain of $1.8 million from the sale of our holding of 8.6 million shares in Theratase plc.

    DIVIDENDS AND ACCRETION ON MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY. Inverness Medical Limited (Inverness Scotland), our subsidiary in Inverness, Scotland, accrued $383,000 for the nine months ended September 30, 2000 representing dividends payable and accretion on the outstanding cumulative redeemable preference shares, as compared to $170,000 for the nine months ended September 30, 1999. In June 2000, we recorded a one-time 15% accretion, which amounted to 150,000 British Pound Sterling ($227,000), because we elected not to redeem the first issue of such preferred shares within five years of its original issue date, or June 23, 2000.

    EXTRAORDINARY LOSS. In the second quarter of 2000, we recorded an extraordinary loss of $800,000 ($486,000 of which was non-cash expense) for the refinancing of our subordinated revenue royalty notes. In the first quarter of 1999, we recorded an extraordinary loss of $306,000 ($228,000 of which was non-cash expense) for the modification of our then outstanding senior subordinated convertible notes.

    INCOME TAXES. For the nine months ended September 30, 2000, we recorded provisions of $435,000 for income taxes compared to $349,000 for the nine months ended September 30, 1999. Substantially all of the income tax provisions reflect certain state income taxes relating to our subsidiaries in the United States.

    NET (LOSS) INCOME. For the nine months ended September 30, 2000, we realized net income of $7.2 million compared to a net loss of $9.2 million for the nine months ended September 30, 1999. Basic and diluted earnings per common share for the nine months ended September 30, 2000 were $0.30 and $0.26, respectively, compared to a basic and diluted loss per common share of $0.64 for the nine months ended September 30, 1999. The results for the nine-month period ending September 30, 2000 and 1999 included significant non-recurring, non-cash charges and income as detailed above. Excluding the non-recurring and non-cash charges and income, net income for the nine months ended September 30, 2000 was $6.7 million compared to a net loss of $8.9 million for the nine months ended September 30, 1999. Excluding non-recurring and non-cash charges and income, basic and diluted earnings per common share were $0.28 and $0.24, respectively, for the nine months ended September 30, 2000, compared to a basic and diluted net loss per common share of $0.62 for the nine months ended September 30, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET REVENUES. Net revenues in 1999 increased $7.9 million or 7% to $125.9 million from $118.0 million in 1998. The primary reason for the increase in revenues was the increased sales of products for diabetes management, especially the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark-blood glucose monitoring system. Net sales from our diabetes management segment were $71.2 million in 1999, an increase of $14.0 million or 25% as compared to net sales of $57.2 million in 1998. The net sales of products for diabetes management accounted for 57% of our net revenues in 1999 compared to 48% of the net revenues in 1998. Net sales from our women's health segment were $42.8 million in 1999, an increase of $2.3 million or 6% as compared to $40.5 million in 1998. Although the net sales of women's health products increased from 1998, they accounted for the same percentage (34%) of our net revenues due to the faster growth in the diabetes segment. The increase in the women's health segment was attributable primarily to two factors. We experienced a full year of sales of SoyCare-TM-, a line of nutritional supplements for menopause and bone health introduced in July 1998. The second factor in the increased net sales of the women's health segment was an increase in sales of branded and private label pregnancy and ovulation tests. Other revenues were derived from the net sales of clinical diagnostics products and the recognition of deferred revenue. Net sales of the clinical diagnostic products for 1999 were $11.1 million, a decrease of $4.8 million or 30% from net sales of $15.9 million in 1998. The decrease in diagnostic product sales was primarily due to our sale of the diagnostics business line of our wholly-owned subsidiary in Ireland, Cambridge Diagnostics Ireland, Ltd. (Cambridge Diagnostics), in September 1998. Additionally, a decline in sales of our wholly owned subsidiary in Israel, Orgenics Ltd. (Orgenics), accounted for $2.1 million of the decline in diagnostic product revenues. This was due primarily to a one time non-recurring sale of HIV test kits for $1.6 million during 1998. Grant and other revenue was approximately $742,000 in 1999, a decrease of $3.2 million or 81% from grant and other revenue of $3.9 million in 1998. In 1999, we recognized $316,000 of revenue related to a $7.0 million success fee received from LifeScan in October 1996, versus $2.7 million in 1998. The amortization of this success fee was complete in March 1999. Approximately $398,000 of the revenues for 1999 was attributable to the amortization of deferred revenue associated with certain development and capital grants relating to our manufacturing facility in Inverness, Scotland. In 1998, we recognized $1.2 million revenue in connection with development and capital grants, most of which related also to the Inverness facility.

    GROSS PROFIT. Total gross profit for 1999 increased $1.7 million or 4% to $42.6 million from $40.9 million in 1998. However, gross profit on net product sales for 1999 increased $4.9 million or

13% to $41.9 million from $37.0 million in 1998. The increase in gross profit was primarily attributable to the increase in sales of ONE
TOUCH-Registered Trademark- FastTAKE-Registered Trademark-. Gross profit percentage of net product sales increased to 33% in 1999 from 32% in 1998. Gross profit on net sales of the diabetes management segment was $14.8 million or 21% of the net sales of the diabetes management segment for 1999 compared to $7.8 million or 14% of the net sales of the diabetes management segment for 1998. Gross profit on the women's health segment was $20.9 million or 49% of the net sales of women's health products in 1999 compared to $20.2 million or 50% of the net sales of women's health products in 1998. The profit increase was primarily due to higher sales of pregnancy and ovulation tests. Gross profit from net sales of clinical diagnostics and other products, and the recognition of deferred revenue was $6.9 million in 1999 compared to $12.8 million in 1998. The decrease was primarily attributable to the decrease in revenue recognized on the aforementioned LifeScan success fee received in 1996 and the sale of Cambridge Diagnostics' diagnostics business in September 1998.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 1999 decreased $474,000 or 6% to $6.9 million from $7.4 million in 1998. The decrease was primarily due to our sale of the diagnostics business line of Cambridge Diagnostics in September 1998. Research and development expenses related to diabetes products at our subsidiary in Scotland, Inverness Medical Limited (Inverness), increased by $1.0 million but were more than offset by a reduction in research and development expenses of the clinical diagnostics business. We expect to spend significant and increasing amounts on research and development in the area of diabetes, and specifically glucose monitoring, throughout 2000.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense decreased $900,000 or 2% to $35.4 million from $36.3 million in 1998. The decrease was primarily attributable to a reduction in expenses associated with the clinical diagnostic business. Selling, general and administrative expense as a percentage of net revenues decreased to 28% of net revenues for 1999 from 31% of net revenues for 1998.

    NET CHARGE ON BUSINESS DISPOSITION, ASSET IMPAIRMENT AND RESTRUCTURING ACTIVITIES. There were no charges for business disposition, asset impairment or restructuring activities in 1999. A loss on disposition of a business was recorded in 1998 (See "Year Ended December 31, 1998 compared to Year Ended December 31, 1997").

    INTEREST EXPENSE. Interest expense decreased $1.5 million to $8.1 million in 1999 from $9.6 million in 1998. In 1999, we recognized $327,000 of non-cash interest expense for the amortization of the original issue discount on convertible notes and warrants compared to $1.8 million of non-cash interest expense recognized in 1998 for the amortization of the original issue discount on convertible notes and warrants.

    INTEREST AND OTHER (EXPENSE) INCOME, NET. Interest income decreased by $222,000 to $363,000 in 1999 from $585,000 in 1998, primarily due to the decrease in cash balances. In addition, we incurred realized and unrealized losses totaling $853,000 in 1999 due to foreign currency fluctuation. In 1998, we recognized $1.5 million of non-cash income related to 155,724 shares of our Common Stock received into treasury in connection with the settlement agreement dated March 6, 1998 by and among us, Trinity Biotech plc (Trinity), Flambelle Limited and Eastcourt Limited. We also recognized a $237,000 gain in 1998 related to our 29.9% equity in the net profit of Enviromed plc.

    DIVIDENDS AND MINORITY INTEREST. In 1999, our subsidiary, Inverness, accrued $226,000 representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $146,000 for 1998. In October 1998, an additional 1,000,000 shares of 6% cumulative redeemable preference stock of Inverness were issued to Inverness & Nairn Local Enterprise Company (INLEC), a development agency funded by the government of the United Kingdom, for approximately $1.7 million. Minority interest in certain of our subsidiaries was less than $1,000 in 1999 compared to $100,000 in

1998. We now own 100% of Orgenics, either directly or indirectly, as compared to our prior year's 99.8% ownership.

    EXTRAORDINARY LOSS. In the first quarter of 1999, we recorded an extraordinary loss of approximately $306,000 ($228,000 of which is non-cash expense) for the modification of the terms of the Senior Subordinated Convertible Notes issued during October 1997 (see Note 16 of the "Notes to Consolidated Financial Statements").

    INCOME TAXES. In 1999, we recorded provisions of $245,000 for income taxes compared to $544,000 in 1998. The provisions predominately reflect certain state income taxes relating to our subsidiaries, Inverness Medical, Inc. (IMI) and Can-Am Care Corporation (Can-Am), as well as capital gains taxes in Ireland relating to the business disposition of Cambridge Diagnostics. In 1999, we also recognized a $300,000 benefit related to the establishment of a state deferred tax asset. See the discussion of Income Taxes under "Liquidity and Capital Resources" below.

    NET LOSS. Net loss for 1999 was approximately $9.1 million or $0.66 per common share as compared to $18.8 million or $1.55 per common share for 1998. The net loss in 1999 and 1998 includes non-recurring, non-cash charges and income as described above. Excluding the non-recurring, non-cash charges and income results in a net loss of $8.4 million or $0.62 per common share in 1999 as compared to $10.9 million or $0.91 per common share in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET REVENUES. Net revenues in 1998 increased $65.7 million or 126% to $118.0 million from $52.3 million in 1997. The primary reason for the increase in revenues was the addition of Can-Am acquired in February 1998 and the sales of the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- system, which we primarily started shipping in 1998. Net sales from our diabetes management segment were $57.2 million in 1998, an increase of $56.8 million as compared to net sales of $434,000 in 1997. The diabetes management net product sales accounted for 48% of our net revenues in 1998 compared to just 1% of the net revenues in 1997. Net sales from our women's health segment were $40.5 million in 1998, an increase of $8.6 million or 27% as compared to $31.8 million in 1997. Although the net sales of women's health products increased from 1997, they accounted for a smaller percentage of our net revenues due to the introduction of the diabetes management products. The women's health product sales accounted for 34% of our total net revenues in 1998 compared to 61% of the total net revenues in 1997. The increase in the net sales in the women's health segment is attributed primarily to three factors. First, in 1998, we experienced the effect of a full year's net sales of our nutritional supplements compared with 10 1/2 months of sales from the acquisition of this product line in February, 1997. Secondly, we introduced SoyCare-TM-, a new line of nutritional supplements for menopause and bone health, in July 1998. The third factor in the increased net sales of the women's health segment was an increase in sales of private label pregnancy and ovulation tests. Other revenues were derived from the net sales of clinical diagnostics products and the recognition of deferred revenue. Net sales of the clinical diagnostic products for 1998 were $15.9 million, a decrease of $2.2 million or 13% from net sales of $18.1 million in 1997. The decrease in diagnostic product sales was partly due to our sale of the diagnostics business of Cambridge Diagnostics in September 1998 in addition to a general decline in the sales of the clinical diagnostics products. Grant and other revenue amounted to $3.9 million in 1998, an increase of $2.5 million or 187% from grant and other revenue of $1.4 million in 1997. In 1998, we recognized $2.7 million of revenue related to a $7.0 million success fee received from LifeScan in October 1996. Approximately $1.2 million of the revenues for 1998 were attributable to the amortization of deferred revenue associated with certain development and capital grants relating to the Inverness facility. In 1997, there was $1.1 million revenue recognized in connection with the grants, most of which related to the Inverness facility.

    GROSS PROFIT. Gross profit for 1998 increased $14.9 million or 57% to $40.9 million from $26.0 million in 1997. The increase in gross profit was primarily attributable to the sales of ONE TOUCH-Registered Trademark-FastTAKE-Registered Trademark- and the inclusion of the products sold by Can-Am which we acquired in February 1998. Gross profit as a percentage of net revenues decreased to 35% in 1998 from 50% in 1997. The decrease in the gross profit as a percentage of net revenues is attributed to the sale of meters for the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- system, which are sold at cost. Gross profit on net sales of the diabetes management segment was $7.8 million or 14% of the net sales of the diabetes management segment for 1998. Gross profit on the women's health segment was $20.2 million or 50% of the net sales of women's health products in 1998 compared to $15.9 million or 50% of the net sales of women's health products in 1997. The $4.3 million increase was primarily due to increases in the sales of the nutritional supplements, including sales of SoyCare-TM-, a new product introduced in 1998. Gross profit from net sales of clinical diagnostics and other products, and the recognition of deferred revenue was $12.8 million in 1998 compared to $10.4 million in 1997. The increase was primarily attributable to the revenue recognized on the aforementioned LifeScan success fee.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 1998 decreased $8.2 million or 53% to $7.4 million from $15.6 million in 1997. The decrease was primarily due to the transition in December 1997 of the ONE TOUCH-Registered Trademark- FastTAKE-Registered Trademark- system from research and development into production.

    CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT. A portion of the purchase price of our acquisition of Orgenics was allocated to in-process research and development projects that did not achieve technological feasibility and did not have future alternative uses. The total charge for in-process research and development was $7.7 million of which $3.3 million was expensed in 1997. There were no charges for in-process research and development in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased $10.5 million or 41% to $36.3 million from $25.8 million in 1997. The increase was primarily attributable to the acquisition of Can-Am and marketing efforts and the hiring of additional staff to support the sales of the women's health products, especially SoyCare-TM-. Additionally, legal expenses were higher in 1998 due to litigation. Selling, general and administrative expense as a percentage of net revenues decreased in 1998 from 1997. Selling, general and administrative expense was 31% of net revenues for 1998 compared to 49% for 1997.

    NET CHARGE ON BUSINESS DISPOSITION, ASSET IMPAIRMENT AND RESTRUCTURING ACTIVITIES. On September 30, 1998, we sold the clinical diagnostics business of our subsidiary, Cambridge Diagnostics, to Trinity for consideration of 555,731 shares of our Common Stock, which was then owned by Trinity, $230,000 in cash and other consideration valued at approximately $43,000. We recorded a gain of approximately $1.2 million as a result of the sale of the assets. In the fourth quarter of 1998, we recorded impairment charges totaling $7.8 million reflecting the change in the fair value of certain assets that were no longer expected to contribute to our profitability. In 1998, we also recorded a $810,000 restructuring charge related to the discontinuance of development and manufacture of diabetes management products at Cambridge Diagnostics.

    INTEREST EXPENSE. Interest expense increased $4.1 million to $9.6 million in 1998 from $5.5 million in 1997. In 1998, we recognized $1.8 million of non-cash interest expense for the amortization of the original issue discount on convertible notes and warrants. In 1997, we recognized $498,000 of non-cash interest expense for the amortization of the original issue discount on convertible notes and warrants. The increase in interest expense was due to new financing activities in 1998 and also due to a full year of interest expense on the Subordinated Revenue Royalty Notes issued in mid-1997.

    INTEREST AND OTHER (EXPENSE) INCOME, NET. Interest income decreased by $383,000 to $585,000 in 1998 from $968,000 in 1997, primarily due to the decrease in cash balances. We also recognized

$1.5 million of non-cash income related to 155,724 shares of our Common Stock received into treasury in connection with the settlement agreement dated
March 6, 1998 by and among us, Trinity, Flambelle Limited and Eastcourt Limited. We recognized a $237,000 gain in 1998 related to our 29.9% equity in the net profit of Enviromed plc compared to a $327,000 loss recognized in 1997. We incurred an unrealized loss of $717,000 in 1997 on the translation of intercompany receivables. Fluctuations in foreign currency did not significantly impact revenue performance measured in U.S. dollars for 1998. Substantially all sales are paid in the functional currency of the selling entity.

    DIVIDENDS AND MINORITY INTEREST. For 1998, our subsidiary, Inverness, accrued $146,000 representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $114,000 for 1997. In October 1998, an additional 1,000,000 shares of 6% cumulative redeemable preference stock of Inverness were issued to INLEC for approximately
$1.7 million. Minority interest in certain of our subsidiaries was $100,000 in 1998 and $181,000 in 1997.

    EXTRAORDINARY LOSS. In 1997, we incurred a non-cash charge of $579,000 for the extinguishment of debt related to the Cambridge Diagnostics Notes and EN PLC Notes, which were exchanged for convertible notes.

    INCOME TAXES. In 1998, we recorded provisions of $544,000 for income taxes compared to $196,000 for 1997. The 1998 provision reflects certain state income taxes relating to IMI and Can-Am, as well as capital gains taxes in Ireland relating to the business disposition of Cambridge Diagnostics. Substantially all of the 1997 provision relates to state income taxes.

    NET LOSS. Net loss for 1998 was approximately $18.8 million or $1.55 per common share as compared to $24.7 million or $3.36 per common share in 1997. The net loss in 1998 and 1997 includes non-recurring, non-cash charges and income as described above. Excluding the non-cash charges and income results in a net loss of $10.9 million or $0.91 per common share in 1998 as compared to $20.0 million or $2.50 per common share for 1997. These losses reflect continued spending on research and development, expansion of our sales and marketing efforts, the hiring of additional staff to support our operations and significant interest expense on our debts.

    QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly consolidated operating results for each of our last six quarters. We have prepared this information on a basis consistent with our audited consolidated financial statements and included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with our consolidated financial statements and notes included elsewhere in this prospectus.

                                                                            THREE MONTHS ENDED
                                        ------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA):    1999        1999         1999            1999         2000        2000         2000
--------------------------------------  ---------   --------   -------------   ------------   ---------   --------   -------------
Net revenues...................          $29,198    $27,303       $33,146        $36,226       $37,697    $40,607       $43,014
Cost of sales..................           20,069     19,084        21,804         22,288        21,901     23,534        25,160
                                         -------    -------       -------        -------       -------    -------       -------
Gross profit...................            9,129      8,219        11,342         13,938        15,796     17,073        17,854
                                         -------    -------       -------        -------       -------    -------       -------
Operating expenses:
  Research and development.....            1,225      1,358         1,774          2,550         3,168      3,020         3,291
  Selling, general, and
    administrative.............            9,286      8,163         9,390          8,551         9,121      9,907         9,882
  Other expenses...............               --         --            --             --            --         --            --
  Total operating expenses.....           10,511      9,521        11,164         11,101        12,289     12,927        13,173
                                         -------    -------       -------        -------       -------    -------       -------
    Operating (loss) income....           (1,382)    (1,302)          178          2,837         3,507      4,146         4,681
                                         -------    -------       -------        -------       -------    -------       -------
Interest expense, including
  amortization of original issue
  discount.....................           (1,800)    (1,901)       (1,997)        (2,090)       (2,150)    (2,119)       (1,462)
Interest and other (expense) income,
  net..........................             (134)       (59)           57           (700)           69      2,132            55
    (Loss) income before dividends and
      accretion on mandatorily
      redeemable preferred stock of a
      subsidiary...............           (3,316)    (3,262)       (1,762)            47         1,426      4,159         3,274
Dividends and accretion on mandatorily
  redeemable preferred stock of
  subsidiary...................              (56)       (56)          (57)           (58)          (55)      (280)          (48)
    (Loss) income before extraordinary
      loss and income taxes....           (3,372)    (3,318)       (1,819)           (11)        1,371      3,879         3,226
Extraordinary loss on modification and
  early extinguishment of debt...           (306)        --            --             --            --       (800)           --
    (Loss) income before income
      taxes....................           (3,678)    (3,318)       (1,819)           (11)        1,371      3,079         3,226
Provision (benefit) for income
  taxes........................              245         89            15           (102)          136        152           147
    Net (loss) income..........          $(3,923)   $(3,407)      $(1,834)       $   (91)      $ 1,235    $ 2,927       $ 3,079
                                         =======    =======       =======        =======       =======    =======       =======
Net (loss) income per common and
  potential common share:(1)
    Basic......................          $ (0.32)   $ (0.22)      $ (0.11)       $ (0.03)      $  0.05    $  0.12       $  0.12
                                         =======    =======       =======        =======       =======    =======       =======
    Diluted....................          $ (0.32)   $ (0.22)      $ (0.11)       $ (0.03)      $  0.04    $  0.11       $  0.11
                                         =======    =======       =======        =======       =======    =======       =======

------------------------------

(1) Computed as described in our historical financial statements and related notes incorporated by reference into this prospectus.

    Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically funded our business through operating cash flows, proceeds from borrowings and the issuance of equity securities. During the first nine months of 2000, we generated cash of $9.6 million from our operating activities due primarily to net income of $11.4 million, adjusted for noncash items. During the first nine months of 2000, we used cash of $1.8 million for our investing activities, consisting of $5.1 million used primarily at Inverness to purchase property and equipment offset by cash received of $3.3 million from the sale of our investment in Theratase plc. During the first nine months of 2000, we used cash of $6.1 million for financing activities, including our principal repayments on loans from Chase Manhattan Bank and LifeScan and net proceeds paid for the refinancing of subordinated notes, which were partially offset by a $542,000 capital grant received by us and $2.4 million in proceeds received from the issuance of common stock. Working capital deficit was $(16.5) million at September 30, 2000 compared to $(8.7) million at December 31, 1999.

    In February 1998, we acquired Can-Am, a leading supplier of diabetes care products, for a combination of cash, notes and shares of common stock. At the time, we entered into a $42 million credit agreement with Chase Manhattan Bank to fund the cash portion of the purchase price and to repay outstanding indebtedness under a prior credit facility. The Chase credit agreement consists of a $37 million term loan and a $5 million revolving line of credit. Borrowings under the Chase credit agreement are secured by the capital stock of one of our subsidiaries, our assets and the assets of our subsidiaries. Our subsidiary is required to make quarterly principal payments on the term portion of the loan ranging from $1.2 million to $1.8 million through December 31, 2003. Our subsidiary must also make mandatory prepayments on the term loan if it meets certain cash flow thresholds, sells assets outside of the ordinary course of business, issues or sells indebtedness or issues stock. During the first nine months of 2000, our subsidiary has made quarterly principal payments and mandatory prepayments totaling $5.5 million. At September 30, 2000, the unused balance of the revolving line of credit was approximately $2.1 million.

    On January 8, 1999, we sold in a private placement 57,842 shares of Series C convertible preferred stock, 3,030 shares of Series D convertible preferred stock and 13,169 shares of Series E convertible preferred stock to investors at an aggregate purchases price of $7.4 million. Of the gross proceeds, we received approximately $4.9 million in advance during December 1998.

    We entered into amendments of our agreements with LifeScan in June 1999. Under the amended agreements, we develop and supply to LifeScan additional products for monitoring blood glucose in humans. Upon the execution of the amended agreements, LifeScan provided us with an initial loan of L6,250,000 (approximately $9,900,000) to fund the increased costs related to the anticipated production levels. LifeScan has also committed to make additional loans of up to L8,125,000 (approximately $12,000,000) to us upon the accomplishment of certain milestones relating to new products we are to develop for LifeScan. Through September 30, 2000, we have received L2,031,250 (approximately $2,900,000) in additional loans from LifeScan. Interest on the initial and additional loans accrues at 11% and is payable quarterly. The aggregate principal amount of the initial and additional loans is to be repaid by deducting L0.0125 (approximately $0.02) from the invoice price of each strip we sell to LifeScan commencing on the date of the initial loan. On
September 30, 2000, the balance of the outstanding initial LifeScan loan and additional LifeScan loans was approximately $6.6 million.

    During June, July and August 2000, we sold units having an aggregate purchase price of $19.3 million for the purpose of retiring certain outstanding subordinated promissory notes and subordinated revenue royalty notes that were issued in 1997 and 1998. Each unit consists of (i) $25,000 in principal amount of a new subordinated promissory note and (ii) a warrant to acquire 123 shares of our common stock. The new subordinated promissory notes were sold in accordance with the maturity dates and prepayment dates of the notes being retired. In the aggregate, we issued warrants to purchase 119,350 shares of our common stock with exercise prices ranging from $7.94 to $15.38, calculated based upon the average closing prices of our common stock for the ten days prior to each closing. The new subordinated promissory notes are due on the first anniversary of their date of issuance and the warrants may be exercised at any time on or prior to the tenth anniversary of their date of issuance.

    As of December 31, 1999, we had approximately $16.4 million and $48.1 million of domestic and foreign net operating loss carryforwards, respectively, and approximately $99,000 of research and development tax credit carryforwards, which expire at various dates through 2019. These losses and tax credits are available to reduce federal taxable income and federal income taxes, respectively, in future years, if any. These losses and tax credits are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. We have recorded a valuation allowance against substantially all of the deferred tax asset to reflect uncertainties that might affect the realization of the deferred tax asset.

    Based upon our operating plans, we believe that our existing capital resources will be adequate to fund our operations and scheduled debt obligations for at least the next 12 months. We believe that we will be able to fund our research and development activities related to products being designed and developed for LifeScan out of existing funds and anticipated funding pursuant to the Amended Agreements with LifeScan. Absent the proceeds from this offering, if we were to encounter delays in achieving the milestones necessary for receiving the funding from LifeScan, we would need to seek alternative financing arrangements or delay the project spending. In addition, we may expand our research and development of new technologies (beyond the aforementioned activities related to LifeScan) and may pursue the acquisition of new products and technologies, whether through licensing arrangements, business acquisitions, or otherwise. No assurance can be given that additional capital will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. If adequate funds are not available, we may not be able to pursue desirable research and development programs unless we obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products which we would otherwise pursue on our own.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 138), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, SFAS No. 133 has subsequently been amended by SFAS No. 137, issued in June 1999, which delays the effective date for implementation of SFAS No. 133 until fiscal quarters of fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of SFAS No. 133 will have material effect on our consolidated financial statements because we do not presently utilize derivative investments or engage in hedging activities.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are required to adopt SAB 101 in the fourth quarter of 2000. Management does not expect the adoption of SAB 101 to have material effect on our financial condition or results of operations.

    In March 2000, the FASB issued FASB Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000 but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 has not had a material impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

    The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements. We are exposed to market risks related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes.

    INTEREST RATE RISK

    We are exposed to market risks from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance future acquisition transactions may be impacted if we are not able to obtain appropriate financing at acceptable rates. Our investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments. Currently, our short-term investments are in money market funds with original maturities of 90 days or less. At September 30, 2000, the fair value of our short-term investments approximated market value. In
February 1998, our subsidiary, IMI, entered into a $42 million credit agreement with Chase. The Chase credit agreement consists of a $37 million term loan and a $5 million revolving line of credit. The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate plus a spread from 0.50% to 2.00% or the LIBOR rate plus a spread from 2.00% to 3.50%. The spreads depend on IMI's ratio of senior funded debt to EBITDA. IMI entered into an interest rate swap agreement with an effective date of March 31, 1998. This agreement protects approximately 50% of IMI's term loan against LIBOR interest rates rising over 7.5%. This agreement is effective through March 30, 2001. If the LIBOR rate increases one percentage point, as compared to the rate at September 30, 2000, we estimate an increase in our interest expense of approximately $148,000 in the next twelve months. If the LIBOR rate increases two percentage points, as compared to the rate at September 30, 2000, we estimate an increase in our interest expense of approximately $249,000 in the next twelve months.

    FOREIGN CURRENCY RISK

    We face exposure to movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse effect on our business, financial condition and results of operation. For the nine months ended September 30, 2000, the net impact of foreign currency changes was a gain of $516,000. We do not use derivative financial instruments or other financial instruments to hedge economic exposures or for trading. Historically, our primary exposures have been related to the operations of our European subsidiaries. However, the sales of FastTAKE, our lead diabetes management product, are denominated in the currency in which the manufacturing costs are incurred. The loans received from LifeScan in June 1999 and September 2000 are denominated in British Pounds Sterling and therefore we are exposed to fluctuations between the British Pound and U.S. Dollar. The Euro was introduced as a common currency for members of the European Monetary Union in 1999. We believe that in the near term the Euro will have minimal impact on foreign exposure. We intend to hedge against fluctuations in the Euro if this exposure becomes material. At September 30, 2000, our assets related to non-dollar-denominated currencies amounted to approximately $36.1 million.

         (c) As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, LifeScan, a subsidiary of Johnson & Johnson, which markets our electrochemical blood glucose monitoring systems, has found through a limited number of customer comments that meters programmed for millmole measurement of blood glucose concentration occasionally exhibit a display error. Millmole is the measurement used in Canada and most European countries. We continue to work with LifeScan in implementing the appropriate corrective action for this occurrence. We do not believe that it will be necessary to engage in any general recall of these meters, but we may choose to exchange some or all of them. On November 28, 2000, LifeScan notified us that it intended to seek indemnification from us for the display error under our distribution agreement with it and stated that we are obligated under the agreement to repair or replace (at our option) the meters within a reasonable period of time. On December 1, 2000, we sent notice to LifeScan disclaiming responsibility to replace or repair the meters at issue or to indemnify LifeScan with regard to the display error. We cannot assure you that any corrective or other action that may be required with respect to the display error will not result in material cost to us or damage to the reputation of our products.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 INVERNESS MEDICAL TECHNOLOGY, INC.


                                 /s/ Duane L. James
Date: December 1, 2000           ---------------------------------
                                 Duane L. James
                                 Vice President of Finance